Exhibit 10.4
JAZZ PHARMACEUTICALS PLC
EXECUTIVE COMMITTEE SEVERANCE BENEFIT PLAN
Section 1.INTRODUCTION.
The Jazz Pharmaceuticals plc Executive Committee Severance Benefit Plan (the “Plan”) was established effective as of April 23, 2025 (the “Effective Date”).
The purpose of the Plan is to provide for the payment of severance benefits to certain eligible executive employees of Affiliates of Jazz Pharmaceuticals plc in the event that such employees are subject to an Involuntary Termination. Except as provided in Section 6(a)(iv), this Plan shall supersede any individual agreement between the Company or any Affiliate and a Participant, and any other plan, policy or practice, whether written or unwritten, maintained by the Company or any Affiliate with respect to a Participant (other than any such plan, policy or practice that provides for benefits upon the Participant’s death or Disability), in each case to the extent that such agreement, plan, policy or practice provides for benefits upon an Involuntary Termination. Notwithstanding the foregoing, if a Participant is subject to an Involuntary Termination that is also a qualifying termination pursuant to which such Participant also would qualify for benefits under the Jazz Pharmaceuticals Amended and Restated Executive Change in Control and Severance Benefit Plan, under any other severance benefit plan maintained by the Company or an Affiliate, or under any individual agreement between the Company or any Affiliate and a Participant providing benefits based on a corporate change of control (collectively, the “CIC Plans”), and such benefits are more beneficial to the Participant than the benefits provided under this Plan, then such Participant will be eligible for the applicable CIC Plan benefits and will not be eligible for benefits under this Plan. This Plan document also constitutes the Summary Plan Description for the Plan.
Section 2.DEFINITIONS.
For purposes of the Plan, the following terms are defined as follows:
(a)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the US Securities Act of 1933, as amended, and any “holding company” or “subsidiary” of the Company or a subsidiary of any such holding company as such terms are defined in Section 8 and 7 respectively of the Companies Act. The Plan Administrator shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(b)“Base Salary” means a Participant’s annual base pay (excluding incentive pay, premium pay, monthly allowances, commissions, overtime, bonuses and other forms of variable compensation) in effect on the date of Participant’s Involuntary Termination.
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” means the occurrence of any one or more of the following: (i) the Participant’s unauthorized use or disclosure of the confidential information or trade secrets of the Company or an Affiliate which use or disclosure causes or could cause material harm to the Company or an Affiliate; (ii) the Participant’s material breach of any written agreement between the Participant and the Company or an Affiliate, or the Participant’s material violation of any statutory duty owed to the Company or an Affiliate; (iii) the Participant’s material failure to comply with the written policies or rules of the Company or an Affiliate; (iv) the Participant’s conviction of, or plea of “guilty” or “no contest” to, any crime involving fraud or dishonesty under the laws of any jurisdiction; (v) the Participant’s gross misconduct, including but not limited to attempted or actual commission of, participation or cooperation in, fraud or act of dishonesty against the Company or an Affiliate; (vi) the Participant’s continuing failure to perform assigned duties after receiving written notification of the failure from the Participant’s manager, or the Board or its designee; or (vii) the Participant’s failure to reasonably cooperate in good faith with a governmental or internal investigation of the Company or any of its Affiliates, directors, officers or employees, if the Participant’s cooperation has been requested by the Participant’s manager, the Board or its designee.
(e)“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur on account of the acquisition of securities of the Company directly from the Company;
(ii)there is consummated a compromise or arrangement sanctioned by the Irish courts under the Companies Act, a scheme, contract or offer which has become binding on all shareholders of the Company pursuant to Section 457 of the Companies Act or a bid pursuant to Regulation 23 or 24 of the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006 (as may be amended, updated or replaced from time to time), an offer or reverse takeover transaction which has been completed pursuant to the Irish Takeover Panel Act, 1997, Takeover Rules, 2013, or a reorganization, merger, statutory share exchange, consolidation or similar transaction involving (directly or indirectly) the Company (each, a “Business Combination”) and (A) immediately after the consummation of such Business Combination, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity or ultimate parent of the surviving Entity in such Business Combination in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such Business Combination, (B) an Exchange Act Person becomes the Owner, directly or indirectly, of securities representing more than thirty percent (30%) of the combined voting power of the surviving Entity or ultimate parent of the surviving Entity through the Business Combination, or (C) at least a majority of the members of the board of directors of the ultimate parent (or if there is no parent, the surviving Entity) immediately following such Business Combination were not Incumbent Board Members (as defined below) at the time the Board approved the execution of the definitive agreement providing for such Business Combination;
(iii)the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;
(iv)there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, exclusive license or other disposition; or
(v)individuals who, on the Effective Date, are members of the Board (the “Incumbent Board Members”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the Incumbent Board Members then still in office, such new member shall, for purposes of the Plan, be considered as an Incumbent Board Member, but excluding for purposes of the Plan any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any person or Entity other than the Board.
(f)“COBRA” means the US Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(g)“Code” means the US Internal Revenue Code of 1986, as amended.
(h)“Companies Act” means the Companies Act 2014 of Ireland, together with all statutory modifications and re-enactments thereof and all statutes and statutory instruments which are to be read as one with, or construed or read together as one with, the aforementioned enactments and every statutory modification and re-enactment thereof for the time being in force.
(i)“Company” means:
(i)prior to a Change in Control, Jazz Pharmaceuticals plc; and
(ii)on or after a Change in Control, (A) Jazz Pharmaceuticals plc in the event that the surviving Entity resulting from a Change in Control is Jazz Pharmaceuticals plc, (B) the surviving Entity resulting from a Change in Control in the event that such surviving Entity is not Jazz Pharmaceuticals plc, (C) any Entity to which the assets of Jazz Pharmaceuticals plc and its Subsidiaries are sold, leased, exclusively licensed or otherwise disposed of in the event of a Change in Control under Section 2(f)(iv), or (D) any other successor to Jazz Pharmaceuticals plc in the event of a Change in Control, as applicable; provided, however, that in the event Jazz Pharmaceuticals plc completes a reorganization that is not in connection with a Change in Control that results in Jazz Pharmaceuticals plc no longer being the ultimate parent company and reporting company under the Exchange Act, then “Company” means the ultimate parent that directly or indirectly holds Jazz Pharmaceuticals plc.
(j)“Disability” means, with respect to a Participant, the inability of the Participant to engage in any substantial gainful activity in the role for which the Participant is employed by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be reasonably determined by the Board or its designee on the basis of such medical evidence as the Board or its designee deems warranted under the circumstances.
(k)“Entity” means a corporation, partnership, limited liability company, or other entity.
(l)“ERISA” means the US Employee Retirement Income Security Act of 1974, as amended.
(m)“Exchange Act” means the US Securities Exchange Act of 1934, as amended.

(n)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, or (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of shares of the Company.
(o)“Involuntary Termination” means a termination by the Company or an Affiliate of a Participant’s employment for any reason other than for Cause and other than as a result of Participant’s death or Disability, and in any case which termination (or written notice of such termination) does not occur upon or within the twelve (12) months following a Change in Control. For clarity, a termination of employment of a Participant by reason of the Participant’s voluntary resignation for any reason or due to the Participant’s death or Disability shall not constitute an Involuntary Termination.
(p)“Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(q)“Participant” means an individual who, as of the time of Involuntary Termination, is an employee of an Affiliate or the Company and who serves as a member of the Company’s Executive Committee, or any successor thereto, as appointed in writing by the Chief Executive Office of the Company from time to time, but in any case excluding the Chief Executive Officer of the Company.
(r)“Plan Administrator” means the Board or any committee duly authorized by the Board to administer the Plan. The Plan Administrator may, but is not required to be, the Compensation & Management Development Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.
(s)“Release” has the meaning set forth in Section 5(a).
(t)“RSU” means the right to be issued the Company’s ordinary shares.
(u)“Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other Entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
(v)“U.S. Affiliate” means any Affiliate incorporated in the United States of America
(w)“US Participant” means any Participant employed by a U.S. Affiliate.

Section 3.ELIGIBILITY FOR BENEFITS.
(a)General Rules. Subject to the limitations set forth in this Section 3, Section 5 and Section 6, in the event of a Participant’s Involuntary Termination, the Company shall provide the benefits described in Sections 4(a), 4(b), 4(c) and 4(d) to the Participant.
(b)Exceptions to Benefit Entitlement. A Participant will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Plan Administrator in its sole discretion:
(i)The Participant’s employment with the Company or an Affiliate terminates or is terminated for any reason other than an Involuntary Termination.
(ii)The Participant resigns, retires or fails to return from a leave of absence on a scheduled date.
(iii)The Participant voluntarily terminates employment with the Company or an Affiliate in order to accept employment with another Entity that is controlled (directly or indirectly) by the Company or is otherwise an Affiliate.
(iv)The Participant does not confirm in writing that the Participant is and shall be subject to their confidentiality and intellectual property obligations, which may be set out in the Participant’s contract of employment with an Affiliate, an Employee Confidential Information and Inventions Agreement or other similar agreement with a different name relating to confidentiality and intellectual property obligations entered into by the Participant in connection with their employment with the applicable Affiliate (the “Employee Confidentiality Agreement”) and the Company’s Code of Conduct as then in effect during any notice or post-termination period.
(v)The Participant does not confirm in writing that they are and shall be subject to the obligations described in Section 3(c).
(vi)Following the Participant’s Involuntary Termination but prior to the date benefits under the Plan are scheduled to commence, the Participant commences employment with the Company or an Affiliate for an identical or substantially equivalent or comparable position as the Participant’s position with the Company or an Affiliate on the date of the Participant’s Involuntary Termination. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the Participant substantially the same level of responsibility and Base Salary as the Participant’s position with the Company or an Affiliate on the date of the Participant’s Involuntary Termination.
(vii)Prior to the date of the Participant’s Involuntary Termination, the Participant is offered an identical or substantially equivalent or comparable position with the Company or an Affiliate as the Participant’s then current position with the Company or an Affiliate. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the Participant substantially the same level of responsibility and Base Salary as the Participant’s then current position.
(viii)The Participant has failed to execute or has revoked the Release described in Section 5(a).
(ix)The Participant fails to return all Company Property. For this purpose, “Company Property” means all documents (and all copies thereof) and other property of the Company or an Affiliate which the Participant had in their possession at any time, including, but not limited to, files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, printers, facsimile machines, mobile telephones and other mobile devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which is owned by the Company or an Affiliate or contain or embody any proprietary or confidential information of the Company or an Affiliate (and all reproductions thereof in whole or in part).
(c)Termination of Benefits. A Participant’s right to receive benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits hereunder, the Participant, without the prior written approval of the Plan Administrator, willfully breaches a material provision of the Participant’s Employee Confidentiality Agreement or the Company’s Code of Conduct.
Section 4.AMOUNT OF BENEFITS.
Subject to the limitations set forth in Section 3, Section 5 and Section 6, in the event of a Participant’s Involuntary Termination, the Participant shall be entitled to receive the benefits described in Sections 4(a), 4(b), 4(c) and 4(d).
(a)Cash Severance Payment. The Company shall make a cash severance payment to the Participant (paid in accordance with Section 6) in an amount equal to the sum of:
(i)100% of the Participant’s Base Salary, plus
(ii)if the Participant has been employed with the Company or an Affiliate through at least January 31 of the calendar year in which the Involuntary Termination occurs, an amount equal to (A) the Participant’s target bonus for such calendar year, multiplied by (B) a ratio, the numerator of which is the number of calendar days that the Participant is employed by the Company or an Affiliate during such calendar year and the denominator of which is the total number of calendar days in such calendar year. In addition, if the date of Involuntary Termination occurs in the first quarter of the calendar year and such date is prior to the scheduled payment date for previous year annual bonus(es), the Participant will receive payment of the annual bonus for such previous calendar year at the target amount, with such amount prorated by the number of days such Participant was employed with the Company or an Affiliate during the previous calendar year if the Participant was not employed for the full previous year.
(b)US Participants Only: Health Continuation Coverage.
(i)For US Participants, and provided that (A) the US Participant is eligible to continue coverage under a health, dental or vision insurance plan sponsored by the Company or an Affiliate upon the US Participant’s Involuntary Termination pursuant to COBRA, and (B) the US Participant makes an election to continue such coverage pursuant to COBRA within the time period prescribed under COBRA, then the US Participant shall be entitled to payment by the Company of all of the applicable COBRA premiums for such health, dental or vision insurance plan coverage from the date of the US Participant’s Involuntary Termination through the earliest of (A) a period of twelve (12) months following such date, (B) the US Participant’s death or (C) the effective date of the US Participant’s coverage by a health, dental or vision insurance plan of a subsequent employer (such period from the date of the Participant’s Involuntary Termination through the earliest of (A) through (C), the “COBRA Payment Period”), with such coverage counted as coverage pursuant to COBRA. Such COBRA premium payments shall be inclusive of premiums for the US Participant’s eligible dependents for such health, dental or vision insurance plan coverage as in effect immediately prior to the date of the US Participant’s Involuntary Termination, provided that such dependents continue to be eligible for such coverage during the COBRA Payment Period.
(ii)No COBRA premium payments (or any other payments for health, dental or vision insurance plan coverage by the Company or an Affiliate) shall be made following the US Participant’s death or the effective date of the US Participant’s coverage by a health, dental or vision insurance plan of a subsequent employer. Each US Participant shall be required to provide written notification to the Plan Administrator immediately if the US Participant becomes covered by a health, dental or vision insurance plan of a subsequent employer.
(iii)No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment of any applicable COBRA premiums will be credited as payment by the US Participant for purposes of the US Participant’s payment required under COBRA. Therefore, the period during which the US Participant may elect to continue the Company’s or its Affiliate’s health, dental or vision insurance plan coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the US Participant, and all other rights and obligations of the US Participant under COBRA (except the Company’s obligation, if any, to pay COBRA premiums under this Section 4(b)) will be applied in the same manner that such rules would apply in the absence of this Plan. Upon the conclusion of any COBRA Payment Period, the US Participant will be responsible for the entire payment of premiums required under COBRA for the remainder of the COBRA period.
(iv)For purposes of this Section 4(b), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by a US Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the US Participant.
(v)Notwithstanding the foregoing but subject to Section 6, if at any time the Plan Administrator determines, in its sole discretion, that its payment of COBRA premiums on the US Participant’s behalf would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums pursuant to this Section 4(b), the Company will pay to the US Participant, on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), and such Special Severance Payment will be made without regard to the US Participant’s payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the COBRA Payment Period.
(vi)Such COBRA premium payments and Special Severance Payments, if any, shall be paid in accordance with Section 6.
(vii)For Participants outside the US, the Participant shall be provided a payment equal to twelve (12) multiplied by the full monthly premium amount(s) for such Participant’s health, dental and/or vision insurance plan coverage (sponsored by the Company or an Affiliate) which is in effect as of the effective date of the Involuntary Termination, if any. Such payment shall be paid in accordance with Section 6.
(c)Stock Award Vesting Benefit. The Participant will be eligible for continued vesting of outstanding Time-Based RSUs and Performance RSUs (as defined below) to the extent such awards were granted to the Participant at least twelve (12) months prior to the date of the Involuntary Termination:
(i)unvested RSUs that are subject to vesting solely based on the Participant’s continued services to the Company or an Affiliate (“Time-Based RSUs”) will continue to vest on each vesting date(s) scheduled to occur (pursuant to the original vesting schedule under which such Time-Based RSUs were granted, as provided in the grant notice evidencing such Time-Based RSUs) during the twelve (12) month period following the Involuntary Termination; and
(ii)unvested RSUs that are subject to vesting based on the achievement of performance goals during a performance period that is scheduled to end during the twelve (12) month period following the Involuntary Termination (“Performance RSUs”) will vest on the Certification Date (as defined below) in an amount, if any, equal to (i) the number of such Performance RSUs that are otherwise eligible to vest based on actual performance measured against the performance goals for the applicable performance period, as certified by the Compensation & Management Development Committee of the Board (pursuant to the original vesting terms under which such Performance RSUs were granted, as provided in the grant notice evidencing such Performance RSUs) (the date of such certification, the “Certification Date”), multiplied by (ii) a ratio, the numerator of which is the number of calendar days during the performance period for such Performance RSUs that had elapsed prior to the Involuntary Termination and the denominator of which is the total number of calendar days in such performance period, with the resulting number rounded up to the nearest whole Performance RSU; provided, however, that if such Performance RSUs were granted to the Participant after the standard grant date for such Performance RSUs (as determined by the Plan Administrator), then for purposes of the foregoing ratio, the term “performance period” will mean the period commencing on the date such Performance RSUs were granted to the Participant and ending on the last day of the performance period.
For clarity, all equity awards held by the Participant with respect to the Company’s ordinary shares or rights therein that are not Time-Based RSUs or Performance RSUs granted within the twelve (12) month period prior to the Involuntary Termination (including restricted stock units, stock options, stock appreciation rights, or similar rights with respect to the Company’s ordinary shares) shall continue to be governed by their terms and shall not be altered as a result of this Plan.
(d)Outplacement Services. Following the Involuntary Termination, the Company shall provide the Participant with outplacement services through an agency selected by the Company in its sole discretion and commensurate with the Participant’s position until the earlier of (A) the date twelve (12) months following the Involuntary Termination and (B) the Participant’s acceptance of an offer of full-time employment from a subsequent employer.
(e)Other Employee Benefits. All other benefits (such as life insurance, disability coverage and 401(k) plan coverage as applicable) provided by the Company or an Affiliate shall terminate as of the date of the Participant’s Involuntary Termination (except to the extent that a conversion privilege may be available thereunder).
(f)Additional Benefits. Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, provide benefits in addition to those pursuant to Sections 4(a), 4(b), 4(c) and 4(d) to one or more Participants chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to a Participant shall in no way obligate the Company to provide such benefits to any other Participant, even if similarly situated.

Section 5.LIMITATIONS ON BENEFITS.
(a)Release. In order to be eligible to receive benefits under the Plan, a Participant must (i) execute and return to the Company within the applicable time period set forth therein a general waiver and release of all known and unknown claims (a “Release”), which for US Participants shall be in the substantial form as attached hereto as EXHIBIT A, EXHIBIT B, or EXHIBIT C, as appropriate, and for Participants outside the US shall be in the form provided by the Company pursuant to applicable law, and (ii) not revoke the Release within the revocation period (if any) set forth therein; provided, however, that in no event may the applicable time period or revocation period extend beyond sixty (60) days following the date of the Participant’s Involuntary Termination. The Plan Administrator, in its sole discretion, may modify the form of the Release to comply with applicable law and shall determine the form of the Release, which may be incorporated into a separation agreement, settlement agreement, compromise agreement, or other agreement with the Participant.
(b)Certain Reductions. The Plan Administrator, in its sole discretion, shall have the authority to reduce or otherwise adjust a Participant’s benefits under the Plan, in whole or in part, by any other severance benefits, or other similar benefits payable to the Participant by the Company or an Affiliate that become payable in connection with the Participant’s termination of employment with the Company or an Affiliate pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), the California Plant Closing Act, statutory redundancy pay, or any other similar applicable local law, (ii) any period of non-working leave (including but not limited to “garden leave”) that runs concurrently with and counts toward the Participant’s contractual notice period, if any, (iii) any policy or practice of the Company or an Affiliate providing for the Participant to remain on payroll for a limited period of time after being given notice of the termination of the Participant’s employment, or (iv) any agreement between the Participant and the Company or an Affiliate, or any plan maintained by the Company or an Affiliate. The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory or contractual obligations of the Company and its Affiliates that may arise out of a Participant’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any reductions that the Company determines to make pursuant to this Section 5(b) shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit (i.e., any cash severance benefits under the Plan shall be reduced by pay received by the Participant during non-working leave periods or any cash severance or redundancy pay provided under any applicable legal requirement, contract, policy or practice, and any continued health insurance benefits under the Plan shall be reduced solely by any continued health insurance benefits during non-working leave periods or under any applicable legal requirement, contract, policy or practice). The Plan Administrator’s decision to apply such reductions to the benefits of one Participant under the Plan and the amount of such reductions shall in no way obligate the Plan Administrator to apply the same reductions in the same amounts to the benefits of any other Participant under the Plan, even if similarly situated. In the Plan Administrator’s sole discretion, such reductions may be applied on a retroactive basis, with benefits previously paid being re-characterized as payments or other benefits pursuant to the Company’s or an Affiliate’s contractual, statutory or other obligations.
(c)US Participants Only: Parachute Payments.
(i)Except as otherwise provided in a written agreement between a Participant and the Company or an Affiliate, if any payment or benefit a Participant will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Plan (a “Payment”) shall be equal to the Reduced Amount. The

“Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
Notwithstanding any provision of Section 5(c)(i) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve, to the greatest extent possible, the greatest economic benefit for the Participant as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause) shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not “deferred compensation” within the meaning of Section 409A.
(ii)The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the independent registered public accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Company and the Participant within thirty (30) calendar days after the date on which the Participant’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Company or the Participant) or such other time as requested by the Company or the Participant.
(iii)If the Participant receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 5(c)(i) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Participant agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 5(c)(i)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 5(c)(i), the Participant shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(d)Mitigation. Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by the Participant after the date of the Participant’s Involuntary Termination, except for health continuation coverage provided pursuant to Section 4(b).
(e)Non-Duplication of Benefits. Except as otherwise specifically provided for herein, no Participant is eligible to receive benefits under this Plan or pursuant to other contractual obligations more than one time. This Plan is designed to provide certain severance benefits to Participants pursuant to the terms and conditions set forth in this Plan. The payments pursuant to this Plan are in addition to, and not in lieu of, any unpaid salary, bonuses, incentive compensation or benefits to which a Participant may be entitled for the period ending with the date of the Participant’s Involuntary Termination, save insofar as those sums are deducted from the benefits paid under this Plan pursuant to Section 5(b) above.
Section 6.TIME OF PAYMENT AND FORM OF BENEFITS.
(a)General Rules. Except as otherwise set forth in the Plan, in the event of a Participant’s Involuntary Termination, benefits under the Plan shall be paid to the Participant in accordance with the following:
(i)Any cash severance payment under the Plan shall be paid to the Participant in a single lump sum payment on the sixtieth (60th) day following the date of the Participant’s Involuntary Termination.
(ii)For US Participants only: Any COBRA premium payments under the Plan shall be paid on a monthly basis during the COBRA Payment Period; provided, however, that the first such payment shall be paid on the sixtieth (60th) day following the date of the Participant’s Involuntary Termination, in an amount equal to the aggregate amount of COBRA premium payments that the Company would have paid through such sixtieth (60th) day had such payments commenced on the date of the Participant’s Involuntary Termination, with the balance of such payments paid thereafter on the foregoing monthly schedule.
(iii)For US Participants only: Any Special Severance Payments, if applicable, under the Plan shall be paid on a monthly basis in accordance with Section 4(b)(v); provided, however, that if any Special Severance Payment(s) is payable with respect to the first sixty (60) days following the date of the Participant’s Involuntary Termination, such Special Severance Payment(s) shall be paid on the sixtieth (60th) day following the date of the Participant’s Involuntary Termination, with the balance of such payments paid thereafter on the foregoing monthly schedule.
(iv)Any ordinary shares of the Company subject to any Time-Based RSUs or Performance RSUs that vest following a Participant’s Involuntary Termination as a result of Section 4(c) above shall be issued in accordance with the following: (A) any such ordinary shares subject to any such Time-Based RSUs or Performance RSUs granted before the Effective Date will be issued on the same schedule as set forth in the applicable award agreement as if they had vested in the ordinary course in accordance with such agreement; (B) any such ordinary shares subject to any such Time-Based RSUs granted on or after the Effective Date will be issued within sixty (60) days following the applicable vesting date; and (C) any such ordinary shares subject to any such Performance RSUs granted on or after the Effective Date will be issued in the calendar year following the last day of the applicable performance period, but not prior to the Certification Date or the sixtieth (60th) day following the date of the Participant’s

Involuntary Termination; provided, however, that no provision in the Plan shall affect any provision in any applicable equity incentive plan of the Company or any agreement evidencing an equity award that provides for the acceleration of vesting (and exercisability, if applicable) of such equity award.
(v)For US Participants only: In no event shall payment of any benefit under the Plan be made unless (A) the US Participant’s Involuntary Termination constitutes a “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h) without regard to any alternative definition thereunder (“Separation from Service”)) and (B) the US Participant has executed and returned a Release and the revocation period (if any) with respect to such Release has expired in accordance with Section 5(a) prior to the sixtieth (60th) day following the date of the US Participant’s Involuntary Termination.
(b)Applicable for US Participants only: Application of Section 409A. It is intended that all of the benefits payable to US Participants under this Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4) and 1.409A-1(b)(9), and that this Plan will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Plan (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), a US Participant’s right to receive any installment payments under this Plan (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding anything to the contrary herein, if the Plan Administrator determines that a US Participant is, upon his or her Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, (i) the commencement of any benefit payments under the Plan shall be delayed until the earlier of (A) six (6) months and one (1) day after the US Participant’s Separation from Service (or such longer period as is required under Section 409A) and (B) the date of the US Participant’s death (such applicable date, the “Delayed Initial Payment Date”), and (ii) the Company shall (A) pay the US Participant a lump sum amount equal to the sum of any benefit payments that the US Participant otherwise would have received through the Delayed Initial Payment Date if the commencement of such benefit payments had not been delayed pursuant to this paragraph and (B) commence paying the balance, if any, of such benefit payments in accordance with the applicable payment schedule.
(c)Application of Section 252 and 253 of the Companies Act. This Plan is entered into for the benefit of Participants in the ordinary course of their employment. It is not intended to provide for any payment by way of compensation for loss of office or consideration for or in connection with the retirement from office of a director of the Company in connection with the transfer of the whole or any part of the undertaking or property of the Company within the meaning of Section 252 of the Companies Act nor to provide for a payment giving rise to a duty of a director of the Company pursuant to Section 253 of the Companies Act.
(d)Tax Withholding. All payments under the Plan will be subject to all applicable tax withholding obligations of the Company and any Affiliate, including, without limitation, obligations to withhold for income and employment taxes under applicable local law, including applicable federal, state and local laws.
(e)Indebtedness of Participants. If a Participant is indebted to the Company or an Affiliate on the date of his or her Involuntary Termination, the Plan Administrator reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

(f)Clawback; Recoupment.
(i)All payments and benefits under the Plan will be subject to recoupment in accordance with the Company’s Incentive Compensation Recoupment Policy, any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, and any other clawback policy that the Company adopts.
(ii)The Company may, in its sole discretion and to the extent permissible by applicable law, seek recoupment of payments and/or benefits paid (or payable) under the Plan if it is determined by the Company, in its sole discretion, that the payments and/or benefits (or a portion thereof) would not have been paid (or become payable) absent an error or violation of Company policy (and/or of an Affiliate) including (a “Recoupment Event”).
A Recoupment Event may be triggered by any of the following, provided that the applicable conduct or event relates directly to the Company and/or an Affiliate: (i) compliance violations (such as breaches of regulatory requirements, including the improper promotion of drugs for off-label uses or other violations of the Company’s policies regarding prohibited sales tactics, failure to report adverse events, or other violations of laws and regulations governing the pharmaceutical industry); (ii) financial misconduct (such as fraudulent activities, accounting irregularities, or misrepresentations of financial performance, including excessive selling into the channel); (iii) ethical breaches (such as bribery or violations of corruption laws and policies, including but not limited to the Foreign Corrupt Practices Act, Anti-Kickback Statute, or conflicts of interest, or other substantiated violations of the Company’s Code of Conduct or violations of the Company’s mission, values, or compliance policies or principles; or (iv) quality control failures in the distribution of substandard or unsafe Company products, leading to financial losses or damage to the Company’s reputation.
Such recoupment shall be made without regard to any individual knowledge or responsibility related to the Recoupment Event, and regardless of whether the Participant’s misconduct or other action or omission was the cause for such Recoupment Event. Additionally, the amount subject to recoupment by the Company pursuant to this Section 6(f) will be computed without regard to any taxes paid (i.e., on a gross basis without regarding to tax withholdings and other deductions).
To the extent permitted by applicable law, the Company may, in its discretion, effectuate recoupment from a Participant under this Section 6(f) by: (i) direct recoupment or repayment of amounts paid or shares issuable under equity awards that vested and were issued pursuant to Section 4(c); (ii) cancelling prior cash or equity awards (whether vested or unvested and whether paid or unpaid); (iii) cancelling or offsetting against any planned future cash or equity-based awards; (iv) forfeiture of deferred compensation, subject to compliance with Section 409A of the Code; and (v) any other method authorized by applicable law or contract.
Section 7.RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.
(a)Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.
(b)Amendment or Termination. The Company reserves the right to amend or terminate this Plan, or the benefits provided hereunder, at any time; provided, however, that no such amendment or termination shall occur following an Involuntary Termination as to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination. Any action amending or terminating the Plan shall be in writing and executed by a duly authorized officer of the Company.
Section 8.NO IMPLIED RETENTION OF EMPLOYMENT.
The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or an Affiliate, or (ii) to interfere with the right of the Company or an Affiliate to discharge any employee or other person at any time, with or without advance notice, and with or without cause, which right is hereby reserved.
Section 9.LEGAL CONSTRUCTION.
This Plan is intended to be governed by and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of California.
Section 10.APPLICABLE TO US PARTICIPANTS ONLY: CLAIMS, INQUIRIES AND APPEALS.
(a)Claims for Benefits and Inquiries. Any claim from US Participants for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by a claimant (or his or her authorized representative). The Plan Administrator is set forth in Section 12(d). Certain capitalized terms used in this Section 10 are defined in Section 10(e) below.
(b)Denial of Claims. The Plan Administrator shall make a benefit determination and communicate its decision, electronically or in writing, to the claimant in accordance with its claim practices, which shall comply with Department of Labor regulations.
(i)Claims. In the event that any claim for benefits is denied in whole or in part, the Plan Administrator must provide the claimant with Notice of the Adverse Benefit Determination within a reasonable period of time, but not later than ninety (90) days after the Plan Administrator’s receipt of the written claim for benefits, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written Notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension Notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination.
(ii)Content of Notice of Adverse Benefit Determination. The Plan Administrator shall provide the claimant with written or electronic Notification of any Adverse Benefit Determination. Any electronic Notification shall comply with the standards imposed by

Section 2520.104b-1(c)(1) of Part 29 of the Code of Federal Regulations. Any Notice of Adverse Benefit Determination shall set forth in a manner calculated to be understood by the claimant:
(A)The specific reason or reasons for the Adverse Benefit Determination;
(B)Reference to the specific Plan provision(s) on which the Adverse Benefit Determination is based;
(C)A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(D)A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an Adverse Benefit Determination on review.
(c)Request for a Review. Each claimant (or his or her authorized representative) shall have a reasonable opportunity to appeal an Adverse Benefit Determination to an appropriate named fiduciary for a full and fair review of the claim and the Adverse Benefit Determination.
(i)Claims. In the case of a request for review, the written request for review must be furnished to the Plan Administrator within sixty (60) days following the claimant’s receipt of the Notice of an Adverse Benefit Determination. The claimant shall be provided with an opportunity to submit written comments, documents, records, and other information relating to the claimant’s claim for benefits. The Plan Administrator shall provide the claimant, upon request and free of charge, reasonable access to, and copies of, all Relevant Records. The Plan Administrator’s review of the claimant’s appeal shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the claimant fails to request a review within the above-stated period, the claimant shall have waived the right to a review of the denial of his or her claim.
(ii)Timing of Notice of Benefit Determination on Review. The Plan Administrator shall notify a claimant of its decision on review within a reasonable period of time, but not later than sixty (60) days after the Plan Administrator’s receipt of the claimant’s request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written Notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial sixty (60) day period. The extension Notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.
(iii)Contents of Notice of Benefit Determination on Review. The Plan Administrator shall provide a claimant with written or electronic Notification of its benefit determination on review. Any electronic Notification shall comply with the standards imposed by Section 2520.104b-1(c)(1) of Part 29 of the Code of Federal Regulations. In the case of an Adverse Benefit Determination, the Notification shall set forth, in a manner calculated to be understood by the claimant:
(A)The specific reason or reasons for the Adverse Benefit Determination;

(B)Reference to the specific Plan provision(s) on which the benefit determination is based;
(C)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all Relevant Records;
(D)A statement of the claimant’s right to bring an action under Section 502(a) of ERISA;
(iv)Furnishing Documents. In the case of an Adverse Benefit Determination on review, the Plan Administrator shall provide the claimant access to, and copies of, documents, records and other information described in Sections 10(c)(iii)(C) and (D) above, if applicable and as appropriate.
(d)Calculating Time Periods.
(i)Calculating Time Periods for Initial Benefit Determination. The period of time within which a benefit determination is required to be made shall begin at the time a claim is filed, without regard to whether all the information necessary to make a benefit determination accompanies the filing.
(ii)Calculating Time Periods for Benefit Determination on Review. The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing. In the event that the period of time for making the benefit determination on review is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the Notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
(e)Definitions for Claims and Appeals Procedures.
(i)“Adverse Benefit Determination” means a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of an individual’s eligibility to participate in the Plan.
(ii)“Notice” or “Notification” means the delivery or furnishing of information to an individual in a manner that satisfies the requirements of the Section 2520.104b-1(b) of Part 29 of the Code of Federal Regulations as appropriate with respect to material required to be furnished or made available to an individual.
(iii)“Relevant Records” means any document, record, or other information that:
(A)The Plan Administrator relied upon in making the benefit determination for the claimant’s claim;
(B)Was submitted, considered, or generated in the course of making the benefit determination for the claimant’s claim, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or

(C)Demonstrates compliance with the administrative processes and safeguards required pursuant to Section 2560.503-1(b)(5) of Part 29 of the Code of Federal Regulations in making the benefit determination for the claimant’s claim.
(f)Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (A) has submitted a written claim for benefits in accordance with the procedures described by Section 10(a) above, (B) has been notified by the Plan Administrator that the claim is denied, (C) has filed a written request for a review of the claim in accordance with the appeal procedure described in Section 10(c) above, and (D) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan fails to establish or follow claims procedures consistent with the applicable Department of Labor regulations, the claimant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.
(g)Statute of Limitations. A claim or action (i) to recover benefits allegedly due under the Plan or by reason of any law, (ii) to enforce rights under the Plan, (iii) to clarify rights to future benefits under the Plan, or (iv) that relates to the Plan and seeks a remedy, ruling or judgment of any kind against the Plan or a Plan fiduciary or party in interest (collectively, a “Judicial Claim”), may not be commenced in any court or forum until after the claimant has exhausted the Plan’s claims and appeals procedures (an “Administrative Claim”). A claimant must raise every argument and/or produce all evidence the claimant believes supports the claim or action in the Administrative Claim and shall be deemed to have waived any argument and/or the right to produce any evidence not submitted to the Plan Administrator or its delegate as part of the Administrative Claim. Any Judicial Claim must be commenced in Federal District Court in San Mateo County, California no later than 12 months from the earliest of (A) the date the first benefits were paid or allegedly due; (B) the date the Plan Administrator or its delegate first denied the claimant’s request; or (C) the first date the claimant knew or should have known the principal facts on which such claim or action is based; provided, however, that, if the claimant commences an Administrative Claim before the expiration of such 12 month period, the period for commencing a Judicial Claim shall expire on the later of the end of the 12 month period and the date that is three months after final denial of the claimant’s Administrative Claim, such that the claimant has exhausted the Plan’s claims and appeals procedures. Any claim or action that is commenced, filed or raised, whether a Judicial Claim or an Administrative Claim, after expiration of such 12-month period (or, if applicable, expiration of the three-month period following exhaustion of the Plan’s claims and appeals procedures) shall be time-barred. Filing or commencing a Judicial Claim before the claimant exhausts the Administrative Claim requirements shall not toll the 12-month limitations period (or, if applicable, the three-month limitations period).
Section 11.BASIS OF PAYMENTS TO AND FROM PLAN.
The Plan shall be unfunded, and all benefits hereunder shall be paid only from the general assets of the Company.
Section 12.OTHER PLAN INFORMATION.
(a)Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 98-1032470. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 511.

(b)Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
(c)Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:
Jazz Pharmaceuticals plc
Attn: Chief Legal Officer
c/o Jazz Pharmaceuticals, Inc.
2005 Market Street
Suite 2100
Philadelphia, PA 19103
(d)Plan Sponsor and Administrator. The “Plan Sponsor” of the Plan is:
Jazz Pharmaceuticals plc
Attn: Chief Legal Officer
c/o Jazz Pharmaceuticals, Inc.
2005 Market Street
Suite 2100
Philadelphia, PA 19103
The “Plan Administrator” of the Plan is as set forth in Section 2(r). The Plan Sponsor’s and Plan Administrator’s telephone number is (650) 496-3777. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.
Section 13.STATEMENT OF ERISA RIGHTS FOR US PARTICIPANTS.
US Participants in this Plan (which is a welfare benefit plan sponsored by Jazz Pharmaceuticals plc) are entitled to certain rights and protections under ERISA.
If you are a US Participant, you are considered a participant in the Plan for the purposes of this Section 13 and, under ERISA, you are entitled to:
(a)Receive Information About Your Plan and Benefits.
(i)Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
(ii)Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and
(iii)Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

(b)Prudent Actions By Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including US Participants’ employer, union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
(c)Enforce Your Rights.
(i)If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
(ii)For US-based participants, under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
(iii)If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.
(iv)If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
(d)Assistance With Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
Section 14.GENERAL PROVISIONS.
(a)Notices. Any notice, demand or request required or permitted to be given by the Company, an Affiliate or a Participant pursuant to the terms of this Plan shall be in writing and shall be delivered by hand, by prepaid registered or certified mail, or by overnight express courier service. Any such notice shall be deemed delivered and effective as follows: (i) if delivered by hand, at the time of delivery; (ii) if sent by prepaid registered mail, forty eight hours after deposit in the mail; and (iii) if delivered by overnight express courier service, on the next business day. Notice to the Company or an Affiliate shall be addressed to the address set forth in Section 12(d); notice to the Participant shall be addressed to the address as set forth in the Company’s or Affiliate’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(b)Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and benefits under the Plan and shall have no liability for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
(c)Cooperation. After a Participant’s Involuntary Termination, such Participant agrees to make themselves reasonably available to the Company, including by telephone and email, to answer questions and/or provide guidance in regard to any Company-related matters in which the Participant was involved or of which the Participant has knowledge. The Participant further agrees to cooperate with the Company in connection with any contemplated, anticipated, threatened or pending claim, action, suit, investigation or proceeding of any nature regarding such matters (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings). The Company shall reimburse the Participant for reasonable authorized out-of-pocket expenses incurred under this Paragraph excluding lost salary or pay.
(d)Transfer and Assignment. The rights and obligations of a Participant under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon (i) any surviving Entity resulting from a Change in Control in the event that such surviving Entity is not Jazz Pharmaceuticals plc, (ii) any Entity to which the assets of Jazz Pharmaceuticals plc and its Subsidiaries are sold, leased, exclusively licensed or otherwise disposed of in the event of a Change in Control under Section 2(e)(iv), and (iii) any other Entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by Jazz Pharmaceuticals plc, in each case without regard to whether or not such Entity or person actively assumes the obligations hereunder.
(e)Waiver. Any party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of this Plan. The rights granted the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.
(f)Severability. Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.
(g)Section Headings. Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

For U.S. Employees Age 40 or Older
Individual Termination
EXHIBIT A
RELEASE AGREEMENT (“RELEASE”)
[To be signed on my date of Involuntary Termination or within 21 days thereafter.]
I understand and agree completely to the terms set forth in the Jazz Pharmaceuticals plc Executive Committee Severance Benefit Plan (the “Plan”).
I understand that this Release, together with the Plan, constitutes the complete, final and exclusive agreement between me and my employer entity within the Jazz Pharmaceuticals group of companies (such relevant entity to be referenced herein as the “Company”) with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.
I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or any other applicable law or leave of absence policy, and I have not suffered any on-the-job injury for which I have not already filed a claim for workers’ compensation benefits.
In exchange for the consideration provided to me by this Release and under the Plan (summarized in [the Severance Benefits Overview and Calculation previously provided to me by the Company on DATE] [Attachment XX hereto])1 that I am not otherwise entitled to receive, I hereby generally and completely release Jazz Pharmaceuticals plc, Jazz Pharmaceuticals, Inc., my employer entity (if not Jazz Pharmaceuticals, Inc.), and their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from, and I forever waive, any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”).
The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment, or the termination of that employment; (2) all claims related to my compensation or benefits from my employer (or any parent or subsidiary entities or affiliates of my employer), including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Jazz Pharmaceuticals plc or any of its parent or subsidiary entities or affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and
1 In the event of a conflict between [the Severance Benefits Overview and Calculation] [Attachment XX] and the Plan, the terms of the Plan shall control.

discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Employee Retirement Income Security Act (as amended), the federal Worker Adjustment and Retraining Notification Act and any state and local law equivalent (“WARN Act”), the federal Family Medical Leave Act (“FMLA”), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), the California Family Rights Act (“CFRA”), the Pennsylvania Equal Pay Law, the Pennsylvania Wage Payment and Collection Law, the City of Philadelphia Fair Practices Code, the Pennsylvania Human Relations Act[, and the laws of the state in which I work and/or reside as may be applicable and identified in Attachment YY hereto].
Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with any of the Released Parties to which I am a party, the charter, bylaws, or operating agreements of the Released Parties, or under applicable law; (2) any claim or right I may have under COBRA; (3) any claim or right I may have for unemployment insurance or workers’ compensation benefits (except for claims of retaliation); (4) any vested benefits I may have under the written terms of a Company benefit plan; (iv) any medical claim I have incurred during my employment that is payable under applicable Company medical plans in which I am a covered participant; (5) any claim or right that I may have under this Release or the Plan; (6) any claim I may have that may arise after I execute this Release; (7) any claims or rights which are not waivable as a matter of law; or (8) as otherwise provided for in this Release (below). I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that the Company advises me by this writing, as required by the ADEA, that: (1) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (2) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (3) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (4) I have seven (7) days following the date I sign this Release to revoke it by providing written notice (in the form of email) to the Jazz Pharmaceuticals Legal Department to the attention of [LEGAL CONTACT NAME AND EMAIL ADDRESS]; and (5) this Release will not be effective until the date upon which the revocation period has expired provided I have not exercised my right to revoke, which will be the eighth day after I sign this Release (the “Release Effective Date”).
For the purpose of providing a full and complete waiver and release, I understand and agree that this Release is intended to waive and release all claims, if any, which I may have and which I may not now know or suspect to exist in my favor against the Released Parties and that this

Release extinguishes those claims. Accordingly, I expressly waive all rights afforded by Section 1542 of the California Civil Code and any other law or legal principle of similar effect. Section 1542 of the California Civil Code reads as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
I acknowledge that I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me. By signing below, I represent that I have carefully read and understand the terms of this Release and the Plan, and I have signed this Release knowingly and voluntarily.
I hereby confirm I will abide by my obligations under my Employee Confidential Information and Inventions Agreement or other similar agreement (if containing a different name) with the Company (the “ECII Agreement”), which continue in full-force and effect following my employment. I also agree not to disparage the Company or any other Released Parties (as defined below), or each of their respective officers, directors, employees, shareholders, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. I further agree to provide reasonable assistance to the Company in legal matters involving the Company or another Released Party about which I have personal knowledge or expertise deriving from my employment with the Company. Such assistance may include, but is not necessarily limited to, providing information and materials to the Company’s legal counsel and providing truthful testimony or sworn statements in connection with any such legal matters.
Notwithstanding the foregoing, I understand that nothing in my ECII Agreement or this Release prevents me from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, initiating a charge or complaint with or otherwise testifying, participating or assisting in an investigation or proceeding by the EEOC, the NLRB, the SEC or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to me individually from any such Governmental Authorities; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; (d) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which I am entitled; or (e) making any other disclosures that are protected under the whistleblower provisions of any applicable law. I have no obligation to inform the Company before engaging in any activity discussed in the preceding sentence. I agree, however, that if any court, agency or self-regulatory organization assumes jurisdiction over any complaint, charge, lawsuit, or other legal action that is the subject of the Released Claims, I waive all personal relief available to me in any such action, including without limitation, monetary damages, attorney’s fees, and/or reinstatement and, if notwithstanding I receive any personal or monetary award, the Company shall be entitled to an offset against the payments made pursuant to this Release; provided, however, that I may receive money properly awarded by the SEC as a reward for providing information to that Governmental Agency. Additionally, I understand that, notwithstanding anything in my ECII Agreement, federal law provides that I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (a) where the disclosure is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) to my attorney in relation to a lawsuit for retaliation against me for reporting a suspected violation of law; or (c) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand that federal law also provides that if I were to file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, provided I (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order. Further, nothing in this Release prevents me from engaging in conduct protected by Section 7 of the National Labor Relations Act, such as lawful discussions with co-workers, former employees, or others (including but not limited to unions and the National Labor Relations Board) about wages, hours, or working conditions, nor does it prevent me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.
This Release and all matters arising out of or relating to this Release shall be governed by the law of the Commonwealth of Pennsylvania without reference to that jurisdiction’s choice of law rules.

EMPLOYEE
Printed Name:
Signature:
Date:

For U.S. Employees Age 40 or Older
Group Termination
EXHIBIT B
RELEASE AGREEMENT (“RELEASE”)
[To be signed on my date of Involuntary Termination or within 45 days thereafter.]
I understand and agree completely to the terms set forth in the Jazz Pharmaceuticals plc Executive Committee Severance Benefit Plan (the “Plan”).
I understand that this Release, together with the Plan, constitutes the complete, final and exclusive agreement between me and my employer entity within the Jazz Pharmaceuticals group of companies (such relevant entity to be referenced herein as the “Company”) with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.
I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or any other applicable law or leave of absence policy, and I have not suffered any on-the-job injury for which I have not already filed a claim for workers’ compensation benefits.
In exchange for the consideration provided to me by this Release and under the Plan (summarized in [the Severance Benefits Overview and Calculation previously provided to me by the Company on DATE] [Attachment XX hereto])1 that I am not otherwise entitled to receive, I hereby generally and completely release Jazz Pharmaceuticals plc, Jazz Pharmaceuticals, Inc., my employer entity (if not Jazz Pharmaceuticals, Inc.), and their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from, and I forever waive, any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”).
The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment, or the termination of that employment; (2) all claims related to my compensation or benefits from my employer (or any parent or subsidiary entities or affiliates of my employer), including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Jazz Pharmaceuticals plc or any of its parent or subsidiary entities or affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and
1 In the event of a conflict between [the Severance Benefits Overview and Calculation] [Attachment XX] and the Plan, the terms of the Plan shall control.

discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Employee Retirement Income Security Act (as amended), the federal Worker Adjustment and Retraining Notification Act and any state and local law equivalent (“WARN Act”), the federal Family Medical Leave Act (“FMLA”), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), the California Family Rights Act (“CFRA”), the Pennsylvania Equal Pay Law, the Pennsylvania Wage Payment and Collection Law, the City of Philadelphia Fair Practices Code, the Pennsylvania Human Relations Act[, and the laws of the state in which I work and/or reside as may be applicable and identified in Attachment YY hereto].
Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with any of the Released Parties to which I am a party, the charter, bylaws, or operating agreements of the Released Parties, or under applicable law; (2) any claim or right I may have under COBRA; (3) any claim or right I may have for unemployment insurance or workers’ compensation benefits (except for claims of retaliation); (4) any vested benefits I may have under the written terms of a Company benefit plan; (iv) any medical claim I have incurred during my employment that is payable under applicable Company medical plans in which I am a covered participant; (5) any claim or right that I may have under this Release or the Plan; (6) any claim I may have that may arise after I execute this Release; (7) any claims or rights which are not waivable as a matter of law or (8) as otherwise provided for in this Release (below). I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that the Company advises me by this writing, as required by the ADEA, that: (1) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (2) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (3) I have forty-five (45) days to consider this Release (although I may choose to voluntarily sign it sooner); (4) I have seven (7) days following the date I sign this Release to revoke it by providing written notice (in the form of an email) to the Jazz Pharmaceuticals Legal Department to the attention of [LEGAL CONTACT NAME AND EMAIL ADDRESS]; and (5) this Release will not be effective until the date upon which the revocation period has expired provided I have not exercised my right to revoke, which will be the eighth day after I sign this Release (the “Release Effective Date”).
I have received with this Release a written disclosure of all of the information required by the ADEA (Attachment ZZ), including without limitation a list of the job titles and ages of all employees who were terminated in this group termination and the job titles and ages of all employees in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program.
For the purpose of providing a full and complete waiver and release, I understand and agree that this Release is intended to waive and release all claims, if any, which I may have and which I may not now know or suspect to exist in my favor against the Released Parties and that this Release extinguishes those claims. Accordingly, I expressly waive all rights afforded by Section 1542 of the California Civil Code and any other law or legal principle of similar effect. Section 1542 of the California Civil Code reads as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
I acknowledge that I must sign and return this Release to the Company so that it is received not later than forty-five (45) days following the date this Release and its attachments are provided to me. By signing below, I represent that I have carefully read and understand the terms of this Release and the Plan, and I have signed this Release knowingly and voluntarily.
I hereby confirm I will abide by my obligations under my Employee Confidential Information and Inventions Agreement or other similar agreement (if containing a different name) with the Company (the “ECII Agreement”), which continue in full-force and effect following my employment. I also agree not to disparage the Company or any other Released Parties (as defined below), or each of their respective officers, directors, employees, shareholders, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. I further agree to provide reasonable assistance to the Company in legal matters involving the Company or another Released Party about which I have personal knowledge or expertise deriving from my employment with the Company. Such assistance may include, but is not necessarily limited to, providing information and materials to the Company’s legal counsel and providing truthful testimony or sworn statements in connection with any such legal matters.
Notwithstanding the foregoing, I understand that nothing in my ECII Agreement or this Release prevents me from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, initiating a charge or complaint with or otherwise testifying, participating or assisting in an investigation or proceeding by the EEOC, the NLRB, the SEC or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to me individually from any such Governmental Authorities; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; (d) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which I am entitled; or (e) making any other disclosures that are protected under the whistleblower provisions of any applicable law. I have no obligation to inform the Company before engaging in any activity discussed in the preceding sentence. I agree, however, that if any court, agency or self-regulatory organization assumes jurisdiction over any complaint, charge, lawsuit, or other legal action that is the subject of the Released Claims, I waive all personal relief available to me in any such action, including without limitation, monetary damages, attorney’s fees, and/or reinstatement and, if notwithstanding I receive any personal or monetary award, the Company shall be entitled to an offset against the payments made pursuant to this Release; provided, however, that I may receive money properly awarded by the SEC as a reward for providing information to that Government Agency. Additionally, I understand that, notwithstanding anything in my ECII Agreement, federal law provides that I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (a) where the disclosure is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) to my attorney in relation to a lawsuit for retaliation against me for reporting a suspected violation of law; or (c) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand that federal law also provides that if I were to file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, provided I (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order. Further, nothing in this Release prevents me from engaging in conduct protected by Section 7 of the National Labor Relations Act, such as lawful discussions with co-workers, former employees, or others (including but not limited to unions and the National Labor Relations Board) about wages, hours, or working conditions, nor does it prevent me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.
This Release and all matters arising out of or relating to this Release shall be governed by the law of the Commonwealth of Pennsylvania without reference to that jurisdiction’s choice of law rules.

EMPLOYEE
Printed Name:
Signature:
Date:

For U.S. Employees under Age 40
Individual and Group Termination
EXHIBIT C
RELEASE AGREEMENT (“RELEASE”)
[To be signed on my date of Involuntary Termination or within fourteen (14) days thereafter.]
I understand and agree completely to the terms set forth in the Jazz Pharmaceuticals plc Executive Committee Severance Benefit Plan (the “Plan”).
I understand that this Release, together with the Plan, constitutes the complete, final and exclusive agreement between me and my employer entity within the Jazz Pharmaceuticals group of companies (such relevant entity to be referenced herein as the “Company”) with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.
I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or any other applicable law or leave of absence policy, and I have not suffered any on-the-job injury for which I have not already filed a claim for workers’ compensation benefits.
In exchange for the consideration provided to me by this Release and under the Plan (summarized in [the Severance Benefits Overview and Calculation previously provided to me by the Company on DATE] [Attachment XX hereto])1 that I am not otherwise entitled to receive, I hereby generally and completely release Jazz Pharmaceuticals plc, Jazz Pharmaceuticals, Inc., my employer entity (if not Jazz Pharmaceuticals, Inc.), and their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from, and I forever waive, any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”).
The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment, or the termination of that employment; (2) all claims related to my compensation or benefits from my employer (or any parent or subsidiary entities or affiliates of my employer), including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Jazz Pharmaceuticals plc or any of its parent or subsidiary entities or affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and
1 In the event of a conflict between [the Severance Benefits Overview and Calculation] [Attachment XX] and the Plan, the terms of the Plan shall control.

discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act (as amended), the federal Worker Adjustment and Retraining Notification Act and any state and local law equivalent (“WARN Act”), the federal Family Medical Leave Act (“FMLA”), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), the California Family Rights Act (“CFRA”), the Pennsylvania Equal Pay Law, the Pennsylvania Wage Payment and Collection Law, City of Philadelphia Fair Practices Code, and the Pennsylvania Human Relations Act[, and the laws of the state in which I work and/or reside as may be applicable and identified in Attachment YY hereto].
Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with any of the Released Parties to which I am a party, the charter, bylaws, or operating agreements of the Released Parties, or under applicable law; (2) any claim or right I may have under COBRA; (3) any claim or right I may have for unemployment insurance or workers’ compensation benefits (except for claims of retaliation); (4) any vested benefits I may have under the written terms of a Company benefit plan; (iv) any medical claim I have incurred during my employment that is payable under applicable Company medical plans in which I am a covered participant; (5) any claim or right that I may have under this Release or the Plan; (6) any claim I may have that may arise after I execute this Release; (7) any claims or rights which are not waivable as a matter of law; or (8) as otherwise provided for in this Release (below). I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
For the purpose of providing a full and complete waiver and release, I understand and agree that this Release is intended to waive and release all claims, if any, which I may have and which I may not now know or suspect to exist in my favor against the Released Parties and that this Release extinguishes those claims. Accordingly, I expressly waive all rights afforded by Section 1542 of the California Civil Code and any other law or legal principle of similar effect. Section 1542 of the California Civil Code reads as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
I acknowledge that I must sign and return this Release to the Company so that it is received not later than fourteen (14) days following the date it is provided to me. By signing below, I represent that I have carefully read and understand the terms of this Release and the Plan, and I have signed this Release knowingly and voluntarily. This Release shall become effective on the date that I sign the Release and return it to the Company (the “Release Effective Date”).

I hereby confirm I will abide by my obligations under my Employee Confidential Information and Inventions Agreement or other similar agreement (if containing a different name) with the Company (the “ECII Agreement”), which continue in full-force and effect following my employment. I also agree not to disparage the Company or any other Released Parties (as defined below), or each of their respective officers, directors, employees, shareholders, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. I further agree to provide reasonable assistance to the Company in legal matters involving the Company or another Released Party about which I have personal knowledge or expertise deriving from my employment with the Company. Such assistance may include, but is not necessarily limited to, providing information and materials to the Company’s legal counsel and providing truthful testimony or sworn statements in connection with any such legal matters.
Notwithstanding the foregoing, I understand that nothing in my ECII Agreement or this Release prevents me from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, initiating a charge or complaint with or otherwise testifying, participating or assisting in an investigation or proceeding by the EEOC, the NLRB, the SEC or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to me individually from any such Governmental Authorities; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; (d) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which I am entitled; or (e) making any other disclosures that are protected under the whistleblower provisions of any applicable law. I have no obligation to inform the Company before engaging in any activity discussed in the preceding sentence. I agree, however, that if any court, agency or self-regulatory organization assumes jurisdiction over any complaint, charge, lawsuit, or other legal action that is the subject of the Released Claims, I waive all personal relief available to me in any such action, including without limitation, monetary damages, attorney’s fees, and/or reinstatement and, if notwithstanding I receive any personal or monetary award, the Company shall be entitled to an offset against the payments made pursuant to this Release; provided, however, that I may receive money properly awarded by the SEC as a reward for providing information to that Government Agency. Additionally, I understand that, notwithstanding anything in my ECII Agreement, federal law provides that I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (a) where the disclosure is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) to my attorney in relation to a lawsuit for retaliation against me for reporting a suspected violation of law; or (c) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand that federal law also provides that if I were to file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, provided I (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order. Further, nothing in this Release prevents me from engaging in conduct protected by Section 7 of the National Labor Relations Act, such as lawful discussions with co-workers, former employees, or others (including but not limited to unions and the National Labor Relations Board) about wages, hours, or working conditions, nor does it prevent me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.
This Release and all matters arising out of or relating to this Release shall be governed by the law of the Commonwealth of Pennsylvania without reference to that jurisdiction’s choice of law rules.

EMPLOYEE
Printed Name:
Signature:
Date:

318458263 v1
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